Exhibit 4.3

AMENDMENT No. 1 dated as of December 7, 2011 (this “Amendment”), between Horizon Lines, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as warrant agent (the “Warrant Agent”) to the (i) Warrant Agreement by and among the Company and the Warrant Agent dated as of October 6, 2011 and (ii) the Warrants issued thereunder. All terms used but not defined herein have the meanings ascribed to them in the Warrant Agreement

WHEREAS, the Company (i) has issued Warrants (the “Warrants”) pursuant to the exchange offer described in the Company’s Registration Statement on Form S-4 (File No. 333-176520 and Nos. 333-176520-01 through -012) and (ii) may issue Warrants upon conversion of the Company’s 6.00% Series A Convertible Senior Secured Notes due 2017 and its 6.00% Series B Convertible Senior Secured Notes, in each case, to any holder of such notes who cannot establish to the Company’s reasonable satisfaction that it is a U.S. Citizen for purposes of the Company’s compliance with the Jones Act if and to the extent such shares would constitute Excess Shares if they were issued.

WHEREAS, the Warrants that have been issued as of the date hereof are issued as a Global Warrant and references herein to Warrants include such Global Warrant.

WHEREAS, upon issuance each Warrant entitled the registered Warrantholder thereof to purchase one share of Common Stock, subject to the provisions of Agreement and the relevant Warrant Certificate. Each Warrant Certificate (including any Global Warrant) evidences such number of Warrants as is set forth therein, subject to adjustment pursuant to the provisions of the Warrant Certificate.

WHEREAS, the Company intends to file a Restated Certificate of Incorporation (the “Restated Charter”), which is set forth in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 31, 2011, on or about December 7, 2011 with the Delaware Secretary of State, which, among other things, provides for a 1-for-25 reverse stock split which shall become effective upon filing the Restated Charter with the Secretary of State of the State of Delaware.

WHEREAS, Section 12(A)(c) of the Warrant Certificate and the Warrants provide that in the event the Company combines the outstanding shares of Common Stock into a smaller number of shares the Warrant Share Number immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken) so that the Warrantholder shall be entitled to receive upon the exercise or conversion of a Warrant the number of shares of Common Stock or other securities of the Company that the Warrantholder would have owned or would have been entitled to receive had the Warrant been exercised immediately prior to such event.

WHEREAS, all acts and requirements necessary to make this Amendment the legal, valid and binding obligation of the Company have been done.

WHEREAS, Section 6.02 of the Warrant Agreement provides that the Warrant and the Warrant Agreement may be amended by the parties hereto without the consent of any Warrantholder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or therein or adding or changing any other provisions with respect to matters or questions arising under this Agreement or the Warrants as the Company and the Warrant Agent may deem necessary or desirable, provided, however that such action shall not adversely affect the rights of any Warrantholder in any material respect.

WHEREAS, the Company desires to affect the amendments set forth herein and the changes set forth in this Amendment do not adversely affect the rights of any Warrantholder in any material respect.

NOW, THEREFORE, effective upon filing the Restated Charter with the Secretary of State of the State of Delaware:

Section 1.01

A. The term “Warrant Share Number” in Section 1.01 of the form of Warrant Certificate attached as Exhibit A hereto and the each of the Warrants is hereby amended and restated as follows:

“Warrant Share Number” means 1/25th of a share of Common Stock, as subsequently adjusted pursuant to the terms of this Warrant and the Warrant Agreement.

B. Section 3(a) of the form of Warrant Certificate attached as Exhibit A hereto and each of the Warrants is hereby amended by adding the following language at the end of Section 3(a):

“Notwithstanding anything contained herein or in the Warrant Agreement, Warrants may only be exercised in multiples of 25 Warrants per Notice of Exercise, including warrants represented by a Global Certificate, unless, if so requested by the Company, a beneficial owner seeking to exercise Warrants represents and warrants in writing , and otherwise in a manner reasonably satisfactory to the Company that it is exercising all Warrants it then currently beneficially owns.”

C. Section 5 of the form of Warrant Certificate attached as Exhibit A hereto and each of the Warrants is hereby amended by removing the “.” at the end of Section 5 of the Warrants and the Warrant Certificate and adding the following language thereto:

“provided, that if one or more Warrants are presented by any holder for exercise at the same time, the number of shares of Common Stock which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of shares of Common Stock issuable upon the exercise of all such Warrants.”

Section 2.01 This Amendment may be executed in any number of separate counterparts by the parties hereto (including by telecopy or “pdf” signature), but all the counterparts shall together constitute one and the same instrument.

Section 2.02 THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Section 2.03 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT.

Section 2.04 The Warrant Agent makes no representations as to the validity or sufficiency of this Amendment. The recitals and statements are deemed to be those of the Company and not of the Warrant Agent.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

HORIZON LINES, INC.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Warrant Agent,

By:
Name:
Title: